EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No.2 to Form S-3 on Form S-1 Registration Statement No.333-170421 and related Prospectus of Cyclacel Pharmaceuticals, Inc for the registration of up to 4,371,121 shares of the registrant’s common stock and to the incorporation by reference therein of our report dated March 31, 2011, with respect to the consolidated balance sheet  of Cyclacel Pharmaceuticals, Inc as of December 31, 2010 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2010 and the period from August 13, 1996 to December 31, 2010, which report appears in its Annual Report (Form 10-K) for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

London, England

April 24, 2012